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Exhibit 99.1


                                                                    NEWS RELEASE
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                       CPS ANNOUNCES $10 MILLION FINANCING


IRVINE, California, July 1, 2008 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) today announced that it has closed a new $10 million senior secured financing with an affiliate of Levine Leichtman Capital Partners ("LLCP"). The Company can receive an additional $15 million in financing if certain terms and conditions are met. LLCP received in aggregate 3 million shares of common stock and warrants in connection with the transaction. No additional equity is contemplated in relation to the additional $15 million.

"This transaction provides liquidity to the Company in this difficult capital markets environment," said Charles E. Bradley, Jr., President and Chief Executive Officer. "While our sector remains under a cloud of negative sentiment, we continue executing our business plan. In the last nine months we have increased the yield on new contract purchases by over 500 basis points and substantially tightened credit. Asset performance remains well within expectations."

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

ABOUT LEVINE LEICHTMAN CAPITAL PARTNERS

Levine Leichtman Capital Partners is a Los Angeles, California-based investment firm that manages in excess of $4.0 billion of institutional investment capital through private equity partnerships, distressed debt and leveraged loan funds. LLCP is currently making new investments through Levine Leichtman Capital Partners IV, L.P., Levine Leichtman Capital Partners California Growth Fund, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. Investments by Levine Leichtman Capital Partners include, among others, Jon Douglas Real Estate Services Group, Inc., the Quizno's Corporation, Wetzel's Pretzels and CiCi's Pizza, Inc.

INVESTOR CONTACTS

CONSUMER PORTFOLIO SERVICES, INC.

ROBERT RIEDL
949-753-6800

Erica Waldow
888-505-9200